EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1999 Stock Option Plan of CyberSource Corporation and to the incorporation by reference therein of our reports dated March 9, 2006, with respect to the consolidated financial statements and schedule of CyberSource Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2005, CyberSource Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of CyberSource Corporation, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

June 30, 2006